UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party Other than the Registrant ☐

Check the Appropriate Box

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12.

BGSF, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BGSF, Inc.
5850 Granite Parkway, Suite 730
Plano, Texas 75024

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR
THE SPECIAL MEETING TO BE HELD SEPTEMBER 4, 2025

August 28, 2025

The following information supplements, and should be read in conjunction with, the Definitive Proxy Statement dated July 25, 2025 and initially mailed to stockholders on or about August 5, 2025 (the “Definitive Proxy Statement”) for a special meeting of the stockholders (the “Special Meeting”) of BGSF, Inc., a Delaware corporation (“BGSF”), to be held on September 4, 2025 at 12:00 pm, Central Daylight Time, on the first floor, Suite 140B, of the principal office building of BGSF, located at 5850 Granite Parkway, Plano, Texas 75024, or at such other time, on such other date, and at such other place to which the Special Meeting may be adjourned.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If you have questions about the Definitive Proxy Statement (including any amendment or supplement thereto), the Special Meeting, the proposals to be considered at the Special Meeting, or voting, or if you would like additional copies of the Definitive Proxy Statement (including any amendment or supplement thereto), or need to obtain proxy cards or other information related to the proxy solicitation, please contact D.F. King, BGSF’s proxy solicitor, by calling 800-334-0384 or by emailing BGSF@dfking.com. You will not be charged for any of the documents that you request.

The information contained herein speaks only as of August 28, 2025, unless the information specifically indicates that another date applies.

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On July 25, 2025, BGSF filed the Definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated by that certain Equity Purchase Agreement, dated as of June 14, 2025 (as it may be amended from time to time in accordance with its terms, the “Equity Purchase Agreement”), by and among BGSF, INSPYR Solutions Intermediate, LLC, a Delaware limited liability company (“Purchaser”), BG Finance and Accounting, Inc., a Delaware corporation and subsidiary of BGSF (“BG F&A”), and BGSF Professional, LLC, a Delaware limited liability company and subsidiary of BGSF (“BGSF Professional”), pursuant to which, among other things, BGSF will (i) transfer, and cause its subsidiaries to transfer, to BGSF Professional certain assets, and cause BGSF Professional to assume, certain liabilities related to BGSF’s Professional Division, (ii) cause BGSF Professional to sell all of the issued and outstanding equity interests of the foreign subsidiaries of BGSF (other than a 1% equity interest of a subsidiary of BGSF located in India) to INSPYR Solutions Holdings Corporation, an affiliate of Purchaser, and (iii) sell all of the issued and outstanding equity interests of BG F&A and BGSF Professional to Purchaser, for $99,000,000 in cash (subject to adjustment as described in the Definitive Proxy Statement) and otherwise upon and subject to the terms and conditions set forth in the Equity Purchase Agreement (the transactions contemplated by the Equity Purchase Agreement, the “Sale”).

On August 13, 2025, John Thompson filed a lawsuit concerning the Sale against BGSF and the directors of BGSF in the Supreme Court of the State of New York, County of New York. The case is captioned John Thompson,

Plaintiff, v. BGSF, Inc., Douglas E. Hailey, Richard L. Baum, Jr., C. David Allen, Jr., Paul A. Seid, and Donna Carroll, Defendants (Index No. 654825/2025). On August 13, 2025, Richard Williams filed a lawsuit concerning the Sale against BGSF and the directors of BGSF in the Supreme Court of the State of New York, County of New York. The case is captioned Richard Williams, Plaintiff, v. BGSF, Inc., Douglas E. Hailey, Richard L. Baum, Jr., C. David Allen, Jr., Paul A. Seid, and Donna Carroll, Defendants (Index No. 654807/2025). The two lawsuits allege that the Definitive Proxy Statement mailed to BGSF’s stockholders omits or misrepresents material information concerning, among other things, the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by the Houlihan Lokey, potential conflicts of interest faced by Houlihan Lokey, and the background of the Sale. The lawsuits seek injunctive relief, the rescinding of the Sale, actual and punitive damages, litigation fees and expenses, and other unspecified relief.

As of August 28, 2025, BGSF has also received multiple stockholder demand letters, which generally seek that certain allegedly omitted information in the Definitive Proxy Statement be disclosed. No assurances can be made as to the outcome of such lawsuits or demands. It is possible that additional, similar demand letters or complaints may be received or filed. Absent new or significantly different allegations, BGSF does not intend to announce the receipt or filing of each additional, similar demand letter, complaint, or any amended complaint. Although BGSF cannot predict the outcome of or estimate the possible loss or range of loss from these matters, BGSF and its directors believe that the allegations contained in the complaints and demand letters are without merit, that no supplemental disclosures are required under applicable law, and that the requested additional disclosures are immaterial.

In order to reduce the risk of the complaints and demand letters delaying the Special Meeting or the closing of the Sale, and to minimize the nuisance and expense of defending the lawsuits, without admitting any liability or wrongdoing, BGSF is voluntarily making the additional disclosures set forth below that supplement those contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in the Supplemental Disclsoures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the contrary, BGSF specifically denies all allegations in the complaints and demand letters, including that any additional disclosure was or is required and that the Supplemental Disclosures are otherwise material. The decision to make the Supplemental Disclosures will not affect the consideration to be paid in connection with the Sale or the timing of the Special Meeting.

The following information (marked with new text underlined and removed text shown with a strikethrough) supplements, and should be read in conjunction with, the Definitive Proxy Statement, which should be read in its entirety. To the extent the following information differs from or conflicts with information contained in the Definitive Proxy Statement, the information below supersedes the relevant information in the Definitive Proxy Statement. Capitalized terms used herein shall have the meanings set forth in the Definitive Proxy Statement, unless otherwise defined herein.

(1)    The disclosure in the eighth paragraph under the section entitled “Proposal No. 1—The Sale Proposal—Background of the Sale” on page 21 of the Definitive Proxy Statement is hereby supplemented by adding the following bold and underlined language:

From May 2024 to August 2024, BGSF negotiated and entered into, with the assistance of representatives of Houlihan Lokey and Norton Rose, confidentiality agreements with multiple potential strategic and financial acquirors. Among these potential acquirors, on May 21, 2024, BGSF entered into a confidentiality agreement with A&M Capital Advisors, LP, an affiliate of Purchaser, and on May 23, 2024, BGSF entered into a confidentiality agreement with a portfolio company of a private investment firm (“Entity A”). Each of the confidentiality agreements contained customary standstill provisions, generally including an agreement from the potential acquirors to not request an amendment, termination, or waiver of the standstill provisions unless otherwise agreed by the BGSF Board of Directors (provided that the potential acquirors are generally not restricted from making any proposals regarding a possible transaction directly to BGSF’s Board of Directors on a confidential basis if such proposal would not require BGSF to make a public announcement). All of the interested third parties that had entered into a confidentiality agreement with BGSF were granted access to a virtual data room.

(2)    The disclosure in the section entitled “Proposal No. 1—The Sale Proposal—Background of the Sale” on page 23 of the Definitive Proxy Statement is hereby supplemented by adding the following language immediately after the forty-first paragraph thereunder:

On April 29, 2025, representatives of Houlihan Lokey disclosed to the BGSF Board of Directors that Houlihan Lokey (including certain members of the Houlihan Lokey team providing services to BGSF) and certain of its affiliates had in the past provided and were currently providing investment banking, financial advisory, and/or other financial or consulting services to A&M Capital Partners, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, A&M Capital Partners, for which Houlihan Lokey and its affiliates had received, or would expect to receive, compensation, and that the provision of such services was unrelated to the transaction that was being considered by the BGSF Board of Directors.

(3)    The disclosure under the section entitled “Proposal No. 1—The Sale Proposal—Opinion of BGSF’s Financial Advisor—Financial Analyses” on page 30 of the Definitive Proxy Statement is hereby supplemented by adding the following bold and underlined language and deleting the strikethrough language:

Financial Analyses

In preparing its opinion to the BGSF Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the BGSF Board on June 13, 2025. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and stock-based compensation expense for a specified time period, as adjusted for certain non-recurring items.

•Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of

June 11, 2025, and transaction values for the selected transactions analysis described below were calculated on an equity value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the Business relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•Enterprise value as a multiple of estimated adjusted EBITDA for the fiscal year ending December 31, 2025, or “FY 2025E Adj. EBITDA.”

•Enterprise value as a multiple of adjusted EBITDA for the last twelve months, or “LTM Adj. EBITDA.”

The selected companies and corresponding multiples were:

Company	Enterprise Value to LTM Adj. EBITDA	Enterprise Value to FY 2025E Adj. EBITDA

ASGN Incorporated	8.2x	8.7x
Kforce Inc.	10.1x	11.2x
Robert Half Inc.	10.9x	12.6x

~~The selected companies and resulting low, high, median and mean financial data were:~~

~~•ASGN Incorporated~~
~~•Kforce Inc.~~
~~•Robert Half Inc.~~

	~~Enterprise Value to LTM Adj. EBITDA~~	~~Enterprise Value to FY 2025E Adj. EBITDA~~
~~Low~~	~~8.2x~~	~~8.7x~~
~~High~~	~~10.9x~~	~~12.6x~~
~~Median~~	~~10.1x~~	~~11.2x~~
~~Mean~~	~~9.7x~~	~~10.9x~~

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 9.0x to 11.0x to the Business’ adjusted EBITDA for the twelve month period ended April 30, 2025 and 8.0x to 10.0x to the Business’ estimated adjusted EBITDA for the fiscal year ending December 31, 2025. The selected companies analysis indicated implied enterprise value reference ranges for the Business of $61.2 million to $74.8 million based on the selected range of multiples of the Business’ adjusted EBITDA for the twelve month period ended April 30, 2025 and $88.9 million to $111.1 million based on the selected range of multiples of the Business’ estimated adjusted EBITDA for the fiscal year ending December 31, 2025, in each case as compared to the consideration of $99.0 million in the Sale pursuant to the Purchase Agreement.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of the latest twelve month period prior to the announcement of such transaction, and the selected transactions and corresponding multiples ~~resulting low, high, median and mean financial data~~ were:

Date Announced	Target	Acquiror	Transaction Value/LTM Adjusted EBITDA
August 9, 2023	Computer Task Group, Incorporated	Cegeka Groep NV	11.2x
August 24, 2021	ettain Group, LLC	Manpowergroup Global Inc.	12.3x
July 28, 2021	AKKA Technologies SE	Adecco Group AG	10.6x
July 1, 2021	Oxford Global Resources, LLC	H.I.G. Capital, LLC	11.2
January 31, 2018	ECS Federal, LLC	On Assignment, Inc. (nka:ASGN Incorporated)	11.5x

~~Transaction Value/LTM Adjusted EBITDA~~
~~Low~~	~~10.6x~~
~~High~~	~~12.3x~~
~~Median~~	~~11.2x~~
~~Mean~~	~~11.4x~~

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 10.0x to 12.0x to the Business’ adjusted EBITDA for the twelve month period ended April 30, 2025, which resulted in an implied enterprise value reference range for the Business of $68.0 million to $81.6 million, as compared to the consideration of $99.0 million in the Sale pursuant to the Purchase Agreement.
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Forward-Looking Statements

This supplement contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the proposed transaction, obtaining customary shareholder approval, satisfying closing conditions, the closing, including its timing, of the sale of BGSF, Inc.’s Professional Division, the use of proceeds of the sale, the projected operational and financial performance of BGSF and its various subsidiaries, including following the sale of BGSF’s Professional Division, its offerings of services and solutions and developments and reception of its services and solutions by client partners, and BGSF’s expectations, hopes, beliefs, intentions, plans, prospects, or strategies regarding the future revenue and the business plans of BGSF’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this supplement are based on certain assumptions and analyses made by the management of BGSF considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on BGSF as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting BGSF will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the closing conditions for the sale of BGSF’s Professional Division not being satisfied, the ability of the parties to close the transaction on the expected closing timeline or at all, the nature, cost, or outcome of any legal proceedings relating to the transaction, the impact of the contemplated transaction on our stock price, the ability of BGSF to service or otherwise pay its debt obligations, including in the event the closing does not occur, the mix of services or solutions utilized by BGSF’s client partners and such client partners’ needs for these services or solutions, market acceptance of new offerings of services or solutions, the ability of BGSF to expand what it does for existing client partners as well as to add new client partners, whether BGSF will have sufficient capital to operate as anticipated, the impact the transaction or its announcement may have on BGSF’s operations, team members, field talent, client partners, and other constituents, the demand for BGSF’s services and solutions, economic activity in BGSF’s industry and in general, and certain risks, uncertainties, and assumptions described in the definitive proxy statement relating to the proposed transaction and in BGSF’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. BGSF undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Additional Information About the Equity Purchase Agreement and Where to Find It

In connection with the proposed transaction, BGSF filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2025 a definitive proxy statement and other relevant documents, and mailed to BGSF’s shareholders a definitive proxy statement and other relevant documents on or about August 5, 2025. BEFORE MAKING ANY VOTING DECISION, BGSF’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by BGSF with the SEC at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain a free copy of BGSF’s filings with the SEC from BGSF’s website at https://investor.bgsf.com/financials/sec-filings/default.aspx, or by sending a written request to BGSF’s Corporate Secretary at our principal executive offices at 5850 Granite Parkway, Suite 730, Plano, Texas 75024.

Participants in the Solicitation

BGSF, its directors, and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed transaction. Information regarding BGSF’s directors and executive officers is contained in the most recent Annual Report on Form 10-K filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation of BGSF’s shareholders in connection with the proposed transaction, and their direct or indirect interests, by securities, holdings, or otherwise, is set forth in the definitive proxy statement and other materials relating to the proposed transaction filed with the SEC. You may obtain free copies of these documents using the sources indicated above in “Additional Information About the Equity Purchase Agreement and Where to Find It.”